EXHIBIT 99.1


On February 2, 2005, the Registrant issued the following news release:

             "American Oil & Gas Announces New Exploration Prospect
                         and Provides Operations Update

     DENVER- American Oil & Gas, Inc. (OTC Bulletin Board: AOGI) today announced that it has recently acquired an 87.5% working interest in the approximate 10,000 net acre South Glenburn oil prospect, located in McHenry County, North Dakota. Drilling is expected to commence before the end of this month on a 4,500 foot test well targeting the Mission Canyon formation. The estimated cost to drill this well to casing point is expected to be approximately $350,000. North Finn LLC, a privately held Wyoming company with whom American has a strategic alliance, owns the remaining 12.5% working interest and will be the operator of the initial well.

     "We are extremely pleased to announce this latest addition to American's project portfolio" said Andy Calerich, President and CFO of American Oil & Gas. "Through our relationships with Tower Colombia Corporation and North Finn, LLC, and the presence these two companies have within the Rocky Mountain oil and gas community, we continue to be exposed to high quality oil and gas project opportunities. We view the risk/reward profile of the South Glenburn prospect as very attractive and appropriate for our company."

     The South Glenburn prospect is located approximately 19 miles southeast of the Glenburn field and approximately 35 miles southeast of the Wiley field. Each of those fields has produced in excess of 17 million barrels of oil from the Mission Canyon formation.

                                OPERATIONS UPDATE

     American currently owns working interests in eight gross (.45 net) producing wells at its Big Sky Project, located in Richland County, Montana, on the western flank of the Williston Basin. American's average net daily production from the field for the final week of December 2004 was approximately 140 barrels of oil per day (BOPD), up from an average of 80 net BOPD for the month of September 2004. American is currently participating in the drilling of three additional gross (.17868 net) wells at Big Sky. Based on the current plans of American's operating partners, American expects to participate in an additional 16 gross (1.07 net) wells in 2005. American owns working interests ranging from less than 1% to just over 13% in approximately 17,000 gross acres at Big Sky to allow for participation in up to 52 total wells, including the wells mentioned above. Results from the Big Sky project continue to be impressive. Each of the two most recently completed wells in which American owns a working interest, had peak flow rates over 1,000 BOPD.

     At the 39,000 gross acre Krejci project in Wyoming, the private company with whom American entered into an agreement this summer has completed the drilling of a vertical well targeting the 175 feet thick Mowry shale formation. Information obtained during the drilling of this well is being used to design and implement a completion program, currently anticipated to commence during the first quarter of 2005. Completion and, if warranted, testing of this well, is expected to take several weeks once initiated. Additional wells, employing various drilling and completion techniques, are planned to fully evaluate the potential of this project. American owns a 50% working interest in the Krejci project, subject to the agreement with the private company. The private company owns a 100% working interest in and is funding the full cost of this initial well.

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     At American's 51,000 gross acre Fetter field project, located within the
103,000 gross acre Douglas Project in the southern Powder River Basin of Wyoming, industry participation agreements and rig procurement efforts are being formalized in anticipation of field activity, expected to commence during the second quarter of this year. The Fetter field, originally discovered in the 1960s, has been the focus of several exploration and development efforts since that time, including four wells drilled in the 1990s (owned by others) that are still producing from the Niobrara and Frontier formations. Pipeline infrastructure and a natural gas processing facility with excess capacity are located within the Fetter field area. American owns a 50% working interest in the Fetter field and Douglas project acreage.

     Technical evaluations are continuing on American's 18,000 gross acre Bear Creek coal bed methane project in the Big Horn Basin of Montana and in the West Rozel heavy oil project located in Box Elder County, Utah. American owns a 50% working interest in both projects and marketing efforts are underway to attempt to bring in additional industry participation.

     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company's website:
www.americanoilandgasinc.com.

                                      # # #

     This release and the Company's website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity."